Exhibit 10.3
REVOLVING PROMISSORY NOTE

$20,000,000.00	December 31, 2007
     For value received, CRAFTMADE INTERNATIONAL, INC., a Delaware corporation (“Borrower”, whether one or more) does hereby promise to pay to the order of Whitney National Bank (“Lender”), at Administrative Agent’s Office, P.O. Box 1600, San Antonio, Texas 78296, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00), or so much thereof as from time to time may be disbursed by Lender to Borrower under the terms of that certain Third Amended and Restated Loan Agreement dated of even date herewith among Borrower, the Frost National Bank, as Administrative Agent, Lender and each other lender (such agreement, together with all amendments, supplements, modifications and restatements, the “Loan Agreement”; capitalized terms not otherwise defined herein have the meanings defined in the Loan Agreement), and be outstanding, together with interest from date hereof on the principal balance outstanding from time to time as hereinafter provided. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.
     1. Payment Terms. Interest only on amounts outstanding hereunder shall be due and payable monthly as it accrues, on the first Business Day of each and every calendar month, beginning February I, 2008, and continuing regularly and monthly thereafter until December 31, 2009, when the entire amount hereof, principal and interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.
     2. Late Charge. If a payment is made 10 days or more late, Borrower will be charged, in addition to interest, a delinquency charge of (i) 5% of the unpaid portion of the regularly scheduled payment, or (ii) $250.00, whichever is less. Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.
     3. Interest Rate. Interest on the outstanding and unpaid principal balance hereof will be computed at a per annum rate as provided in the Loan Agreement.

     4. Default Rate. Matured unpaid principal and interest shall bear interest from date of maturity until paid at the highest rate permitted by applicable law, or if no such maximum rate is established by applicable law, at the rate stated above plus five percent (5%) per annum.
     5. Revolving Line of Credit. Under the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed $20,000,000.00. The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be. This Note shall not be deemed terminated or canceled prior to the date of its maturity, although the entire principal balance hereof may from time to time be paid in full. Borrower may borrow, repay and reborrow hereunder. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Administrative Agent’s Office, or such other place as Administrative Agent shall designate in writing to Borrower. If any payment of principal or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed. The books and records of Administrative shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.
     6. Prepayment. Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at Administrative Agent’s Office, or such other place as Administrative Agent shall designate in writing to Borrower.
     7. Default. It is expressly provided that if an Event of Default exists, the holder of this Note may, subject to the Loan Agreement, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees.
     8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.
     9. Security. This Note has been executed and delivered pursuant to the Loan Agreement, and is secured by, inter alia, certain of the other Loan Documents:
     The holder of this Note is entitled to the benefits and security provided in the Loan Documents.
     10. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Administrative Agent or Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Administrative Agent or Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.
     11. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.
     12. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.
     13. Purpose of Loan. Borrower agrees all advances hereunder shall be used solely for the purposes stated in the Loan Agreement.

     14. Captions, The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

BORROWER: CRAFTMADE INTERNATIONAL, INC., a Delaware corporation
By:	/s/ Brad Dale Heimann
Brad Heimann, President

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